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Exhibit 10.20

INVESTMENT ADVISORY AGREEMENT

        This Investment Advisory Agreement (the "Agreement") is entered into as of this 24th day of July, 2006 between Clean Energy Fuels Corp., a Delaware corporation ("Client") and BP Capital LP, a Texas limited partnership ("Advisor").

RECITALS

        WHEREAS, Client executed a Trading Authorization dated July 24, 2006 in favor of Boone Pickens, the Managing Member of the general partner of Advisor ("Pickens"), pursuant to which Client appointed Pickens to act as its agent for the purpose of entering into and executing spot and forward purchase and sales agreements, swap transactions and other derivative transactions in natural gas ("Transactions").

        WHEREAS, Client and Sempra Energy Trading Corp. ("Sempra") entered into an ISDA Master Agreement and Schedule dated March 23, 2006 to govern Transactions between Client and Sempra, and Client may in the future enter into agreements with other counterparties to engage in Transactions from time to time.

        WHEREAS, Pickens executed a Guarantee dated March 23, 2006 (the "Guarantee") in favor of Sempra pursuant to which Pickens guaranteed the payment of all obligations of Client owing to Sempra arising from any Transactions between Client and Sempra and in consideration for which Client was afforded lower margin requirements than Client could otherwise have obtained in the absence of such Guarantee.

        WHEREAS, Client desires to appoint and retain Advisor to act as investment advisor in connection with Transactions entered into in accordance with Client's Natural Gas Hedging Program dated July 24, 2006, a copy of which is attached hereto as Exhibit A (the "Hedging Program"), and Advisor is agreeable to acting in such capacity, upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, it is hereby agreed as follows:

        1.    Appointment of Investment Advisor.    Client does hereby appoint and retain Advisor to act as Client's investment advisor in connection with Client's natural gas hedging activities and other marketing activities in the natural gas futures markets. Advisor hereby accepts the appointment and agrees to provide such investment advisory services.

        2.    Services of Advisor.    By execution of this Agreement, Advisor accepts the appointment as investment advisor and agrees to advise Client with respect to its utilization of the energy derivative markets for the purpose of reducing exposure to fluctuations in the commodity price of natural gas. Advisor will meet with Client from time to time and will advise Client as to Advisor's views with regard to the natural gas markets. Advisor will assist Client in implementing the goals and objectives of Client's Hedging Program, provided that Advisor does not assume responsibility for establishing the policies or methods by which Client intends to carry out the goals or objectives of its hedging activities. Advisor shall have no discretion to enter into any Transaction for the account of Client and shall only do so upon the express direction of Client.

        3.    Limit of Liability.    Client recognizes and acknowledges the market fluctuation risks which are inherent in Transactions.

          (a)   Client shall, to the fullest extent permitted by law, indemnify Advisor and each officer, director, member, partner, employee, affiliate, agent and representative of Advisor (collectively, the "Indemnitees") against, and Client will hold harmless each Indemnitee from, any and all Losses (as defined below), including any incurred in connection with any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not any Indemnitee is or may be a party thereto which arise out of, relate to or are in connection with the provision of any services hereunder or otherwise relate to this Agreement except for any Losses that are found by a court of competent jurisdiction or arbitrator to have resulted primarily from the gross negligence or willful misconduct of any of the Indemnitees. The term "Losses" shall mean all losses, claims, damages or liabilities of each Indemnitee, joint or several, and all judgments, fines, penalties, interest and charges, and all costs and expenses incurred in connection with the investigation, defense or settlement of any pending or threatened claims (including, without limitation, attorneys' fees and expenses related thereto). In no event shall any party to the Agreement be liable for any indirect, special or consequential damages arising out of or in connection with this Agreement.

          (b)   The termination of any proceeding by settlement shall not, of itself, create a presumption that the Indemnitee acted in a manner which constituted negligence, willful misconduct or a knowing violation of law. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to his heirs, successors, assigns and legal representatives.

          (c)   Promptly after receipt by an Indemnitee hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 3, such Indemnitee will, if a claim in respect thereof is to be made against Client, promptly give written notice to Client of the commencement of such action; provided that the failure of any Indemnitee to give notice as provided herein shall not relieve Client of its obligations under this Section 5, except to the extent that Client is actually and materially prejudiced by such failure to give notice. In case any such action is brought against an Indemnitee, unless in such Indemnitee's reasonable judgment a conflict of interest between Indemnitee and Client may exist in respect of such claim, Client will be entitled to participate in and to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such Indemnitee, and after notice from Client of its election to assume the defense thereof, unless in such Indemnitee's reasonable judgment a conflict of interest between the Indemnitee and Client arises in respect of such claim after the assumption of the defense thereof (in which case, Client shall not assume the defense thereof, but shall be responsible for the fees and expenses of one counsel in each jurisdiction for all parties indemnified by Client, subject to the same exception as is set forth in the last sentence of this subsection 3(c)), Client will not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof and Client will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). Client will not consent to entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation, and (ii) that imposes any obligation on an Indemnitee (except any obligation to make payments which Client shall, and promptly does, pay). If Client elects not to assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Client with respect to such claim, unless in the reasonable judgment of any Indemnitee a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim, in which event Client shall be obligated to pay the fees and expenses of such additional counsel or counsels.

          (d)   Notwithstanding any termination of this Agreement the indemnification provided under this Agreement shall remain in full force and effect for a period of 18 months after the date of termination.

          (e)   No Indemnitee shall be liable to Client or its subsidiaries for any error of judgment or mistake of law or for any loss incurred by Client or its subsidiaries or any of their respective affiliates in connection with the matters to which this Agreement relates, except for any damages that are found by a court of competent jurisdiction or an arbitrator to have resulted primarily from the gross negligence or willful misconduct of an Indemnitee. In no event shall any party to this Agreement be liable for any indirect, special or consequential damages arising out of or in connection with this Agreement.

        4.     Compensation and Expenses.

          (a)   In consideration of the services to be provided by Advisor to Client, Client shall pay Advisor a monthly fee equal to $10,000.00 (the "Monthly Fee"). The Monthly Fee shall be due and payable on or before the tenth (10th) day of the month immediately following the month for which such fee is due and payable.

          (b)   In addition to the Monthly Fee, Client shall pay Advisor a performance fee equal to twenty percent (20%) of any realized gains, net of twenty percent (20%) of any realized losses, arising from Transactions closed out at any time during a calendar year (the "Performance Fee"). Distributions of any net gains shall be made by Advisor to Client on or before the tenth (10th) day of the month immediately following the month in which any closed Transactions occur. The Performance Fee shall be deducted from any such distribution prior to payment to Client. If at the end of any month of a calendar year (including the last month of such calendar year), Advisor and Client mutually determine that Client incurred realized losses on Transactions closed out during such month that would otherwise have resulted in a reduction in the amount of Performance Fees actually paid to Advisor in previous months in such calendar year (the "Excess Performance Fees"), then Advisor shall promptly remit to Client the amount of such Excess Performance Fees. By way of example, if in the first 6 months of a calendar year Client had distributable realized gains of $20 million, the Performance Fee payable to Advisor for such 6 month period would equal $4 million (20% of $20 million). If in the seventh month of such calendar year Client had realized losses of $10 million, the net realized gains for such seven month period would equal $10 million resulting in a Performance Fee for such period of $2 million (20% of $10 million). In that instance, Advisor would be obligated to remit to Client Excess Performance Fees in the amount of $2 million on or before the 10th day of the eighth month of such calendar year. At no time shall the Performance Fee for a calendar year as a whole be reduced to an amount less than zero. The Performance Fee shall be calculated as provided above based upon realized gains and losses in a calendar year and shall not be carried forward to subsequent calendar years or carried back to previous calendar years.

          (c)   During the term of this Agreement, Client shall also pay or reimburse Advisor for all its expenses, including all fees, costs and expenses reasonably incurred in the provision of the services under this Agreement, including, without limitation: (i) all fees and expenses of legal counsel, accountants and other experts and consultants retained by Advisor in connection with its provision of services hereunder, (ii) all travel and other out-of-pocket cost and expenses incurred by Advisor in connection herewith, and (iii) all Losses that are the subject of indemnification pursuant to this Agreement. Client shall reimburse Advisor promptly for all expenses upon Advisor's presentation of invoices or other documents reasonably evidencing such expenses.

        5.    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. Without the prior written consent of the other party, neither party shall be entitled to assign its rights and obligations under this Agreement.

        6.    Term.    This Agreement shall commence on the date hereof and continue for a period of two (2) years following the date hereof; provided, however, that either party hereto may terminate this Agreement at anytime upon thirty (30) days written notice to the other party. Notwithstanding the foregoing, neither Pickens nor Advisor shall terminate the Guarantee (or any other guarantee entered into by Pickens or Advisor on behalf of Client) without 90 days prior notice to Client.

        7.    Notices.    Any notice required or permitted by this Agreement shall be valid if personally delivered, in writing, to the party for whom it is intended, at the address set forth on the signature page hereof or if sent to such a party at the same address by personal delivery by a nationwide delivery service, facsimile, telegram, or certified mail, return receipt requested, postage prepaid. Notice shall be effective upon receipt thereof.

        8.    Attorneys' Fees.    In the event of any litigation or arbitration of this Agreement, the prevailing party, whether or not such litigation or arbitration proceeds to final judgment or determination, shall be entitled to recover all of the attorneys' fees incurred with respect to such legal efforts, in each and every action, suit or other proceeding, including any and all appeals or petitions therefrom. As used herein, the term "attorneys' fees" shall be deemed to mean the reasonable cost of any legal services actually performed in connection with the matters involved, calculated on the basis of usual fees charged by attorneys performing these services.

        9.     Miscellaneous.

          (a)   This Agreement may be amended at anytime but only by the mutual agreement of the parties, in writing.

          (b)   This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

          (c)   This Agreement constitutes the entire agreement between the parties and supersedes in their entirety all prior agreements between the parties relating to the subject matter hereof.

          (d)   This Agreement may be executed in multiple counterparts, each of which shall be considered to be an original.

          (e)   If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

          (f)    No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

          (g)   This Agreement supercedes and replaces in its entirety that certain Investment Advisory Agreement dated September 19, 2001 between PFCeFuels, Inc. (as predecessor to Client) and BP Capital, LLC (as predecessor to Advisor).

        EXECUTED on the date first above written.

BP CAPITAL LP

By TBP Management, LLC, as General Partner
By:	Boone Pickens
Title:	Member
BP Capital LP Preston Commons West 8117 Preston Road Dallas, Texas 75225 Attention: Danny Tillett Telephone: (214) 265-4165 Telecopy: (214) 750-9773

CLEAN ENERGY FUELS CORP.

By:	Andrew J. Littlefair
Title:	President & Chief Executive Officer

Clean Energy Fuels Corp. 3030 Old Ranch Parkway Suite 280 Seal Beach, California 90470 Attention: Andrew J. Littlefair Telephone: (566) 493-2804 Telecopy: (566) 493-4532

EXHIBIT A
HEDGING PROGRAM

CLEAN ENERGY FUELS CORP.
NATURAL GAS HEDGING POLICY
JULY 24, 2006

Objective:

        Utilize energy derivative markets to reduce exposure to fluctuations in the commodity price of natural gas.

Principles:

  1.
  Clean Energy will not speculate in energy futures markets.

  2.
  Clean Energy will evaluate on a regular basis the merits of implementing or discontinuing futures contracts which match to its customer "fixed price" contracts and portions of its retail customer supply values.

  3.
  Clean Energy will honor all controls that are built into the investment advisory agreement with its hedging consultant.

  4.
  Clean Energy will take advice on its hedging activities from its hedging consultant which is intended to minimize down side risk on its natural gas commodity exposure with the flexibility of taking advantage of anticipated trends in natural gas pricing.

  5.
  Clean Energy will keep its Board updated on hedging activities and generate reports to be distributed quarterly.

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INVESTMENT ADVISORY AGREEMENT